Exhibit 10.1

AMENDMENTS TO SETTLEMENT AGREEMENT

These Amendments to Settlement Agreement ("the Amendments") are made effective the 1st day of October, 2011, and relate to and amend by mutual agreement of the Parties signing below that certain Settlement Agreement (the "Settlement Agreement") by and between GE Ionics, Inc., 3006 Northup Way, Suite 200, Bellevue, WA 98004, a Massachusetts corporation ("GE"), and STW Resources Holding Corporation, 619 West Texas Ave, Suite 126, Midland TX a Nevada corporation ("STW") (each a "Party" and collectively the "Parties").

WITNESSETH:

WHEREAS, STW and GE executed the Settlement Agreement on August 31, 2010, along with a related Corporate Promissory Note (the "Original Note") in the amount of $1,400,000.00.

WHEREAS, STW requested from GE a two-year extension on the Original Note and certain other concessions on the manner of repayment of the Note, which GE agreed to, along with raising the Principal Amount of the Original Note to $2,100,000.00, with said increased Principal Amount taking account for GE's costs of capital and holding charges for the originally financed thermal evaporator equipment, plus interest accrued on the Original Note through 09/30/2011.

WHEREAS, on September 29, 2011, STW and GE executed a 30-day extension of the Original Note to an extended due date of October 30, 2011.

WHEREAS the Parties agreed in principle on October 21, 2011, for which the foregoing agreements required the Parties to enter into an Amended and Restated Promissory Note (the "Note"), the form of which is attached as Exhibit "A" to these Amendments.

NOW, THEREFORE, in consideration of the mutual promises, the Parties amend the Settlement Agreement as follows:

FIRST AMENDMENT: The fourth WHEREAS clause is deleted.

WHEREAS, under the Purchase Order, there exists and is due and unpaid a debt by STW Resources, Inc. to GE, including principal, accrued interest as at August 31 2010 and late fees of $11,239,437.00 (the "Original Debt").

SECOND AMENDMENT: An amended and substituted fourth WHEREAS clause is added.

WHEREAS, under the Purchase Order, there exists and is due and unpaid a debt by STW Resources, Inc. to GE, including principal, accrued interest as of September 30, 2011 of $2,100,000.00 (the "Original Debt").

THIRD AMENDMENT: Original Paragraph l.A, below, is deleted.

1. Obligations Among the Contractual Parties. By the Parties executing this Agreement, GE shall allow STW to substitute for STW Resources, Inc. as to all rights and obligations under the Purchase Order (including the Original Debt) and Teaming Agreement, for which STW represents to GE that STW is authorized to assume. Accordingly, to fully discharge STW Resources, Inc.'s financial obligations to GE under the Purchase Order, STW shall pay GE $1,400,000.00 pursuant to the note annexed hereto as set forth on Exhibit A (the "Note").

A. Under the terms of the Note, STW will have thirteen (13) months from the date of the Note to pay off the $1,400,000.00, plus interest accrued under the Note in accordance with its terms. After execution of this Agreement and the Note, upon the consummation and closing of a debt or equity financing, STW will pay GE thirty percent (30%) of any and all Tranches ("Tranches" being defined as the cash receipts of the proceeds of any equity investments in or loans to STW or any affiliated entity by third parties, but excluding any conversions of pre-existing debt to equity by any of STW's current convertible note holders or creditors) until the Note is paid in full, with accrued interest on the Note. STW must inform GE within three (3) business days whenever a Tranche is received, noting the date and amount received. Payment of the thirty percent (30%) shall be made to GE within the earlier to expire of (i) ten (10) business days from STW's receipt of GE's invoice (by e-mail or facsimile transmission) or (ii) ninety days from STW's receipt of the relevant Tranche.. STW's obligation to pay the Note and accrued interest to GE is unconditional and not conditioned on the level of Tranches received by STW.

FOURTH AMENDMENT: Amended and Substituted Paragraph l.A, below, is added.

1. Obligations Among the Contractual Parties. By the Parties executing this Agreement, GE shall allow STW to substitute for STW Resources, Inc. as to all rights and obligations under the Purchase Order (including the Original Debt) and Teaming Agreement, for which STW represents to GE that STW is authorized to assume. Accordingly, to fully discharge STW Resources, Inc.'s financial obligations to GE under the Purchase Order, STW shall pay GE $2,100,000.00 pursuant to the note annexed hereto as set forth on Exhibit A (the "Note").

A.      Under the terms of the Note, STW will have until September 1, 2013 to pay off the $2,100,000.00, plus interest accrued after October 1, 2011 under the Note in accordance with its terms. After execution of this Agreement and the Note, upon the consummation and closing of a debt or equity financing, STW will pay GE thirty percent (30%) of any and all

Tranches ("Tranches" being defined as the cash receipts of the proceeds of any equity investments in or loans to STW or any affiliated entity by third parties, but excluding any conversions of pre-existing debt to equity by any of STW's current convertible note holders or creditors) until the Note is paid in full, with accrued interest on the Note. The obligation of STW to Pay GE the 30% of all Tranches received by STW and its affiliates is subject to the following agreed upon exceptions:

(1) Proceeds received from commercial paper short-term "bridge loans" of $200,000.00 or less, up to a cumulative maximum of $500,000.00 in through 12/31/2012, so as to allow STW and its affiliates to initiate pilots for new projects, and make initial deposits for equipment purchase financing.

(2) Proceeds from commercial equipment financing for STW and its affiliates, whereby the GE is taking a secured note (UCC-9) filing in the purchased equipment, and there is no additional cash received from which a 30% payment could otherwise be paid.

(3) Proceeds of project, lease and equity funding to any partially or wholly-owned subsidiary of STW, so long as the funding proceeds are not going upstream to STW; and, to the extent any funding proceeds go upstream, those upstream payments would be subject to paying 50% of them to GE on the Note. For monies, equipment, etc. contributed as paid-in capital by the non-STW partial owner of a subsidiary, STW would not be required to pay 30% of that value to GE. For monies coming into a subsidiary from a third party, STW would be required to pay to GE 30% of STW's equity share in the subsidiary (e.g., if STW owns 51%, it would be required to pay GE 15.3% of the third party funds).

(4) A one-time, general exception for $1,500,000.00 of new equity financing into STW (share purchases, convertible notes, preferred shares, etc.), provided that STW's use of the $1,500,000.00 is limited to equipment purchases, ongoing operational expenses, and current salaries, for which STW will provide GE a projected "use of funds" schedule.

(5) STW will not pay any dividends to its common stock holders (STW has only on class of voting common stock, and no preferred stock holders) until such time that the Note obligation to GE is paid in full, unless GE consents in writing to a dividend payment prior to payoff of the Note.

(6) STW, on a quarterly basis, in conjunction with its Quarterly Financials, will provide GE access to STW's and its subsidiaries; bank statements and other reasonable audit rights and will reply to all reasonable requests for compliance statements.

STW must inform GE within three (3) business days whenever a Tranche is received, noting the date and amount received. Thereafter, payment of the thirty percent (30%) shall be made to GE within the earlier to expire of (i) ten (10) business days from STW's receipt of GE's invoice (by e-mail or facsimile transmission) or (ii) ninety days from STW's receipt of the relevant Tranche. STW's obligation to pay the Note and accrued interest to GE is unconditional and not conditioned on the level of Tranches received by STW.

Beginning on January 01, 2012, STW shall begin making a regular series of installment payments of $10,000.00 per month, starting 01/01/2012; $15,000.00 per month, starting 06/01/2012; and $15,000.00 per month until the Note is paid off in full. With regard to any late installment payment by STW, GE will allow STW a thirty (30) day cure period before GE would declare STW in material default on the Note.

STW is entitled, without a prepayment penalty, to pay off the Note, with accrued interest, at any time prior to 09/30/2013.

FIFTH AMENDMENT: Paragraph l.C is deleted.

1 .C.    GE will retain all monies paid to date by STW under the Purchase Order and the Note, as well as the equipment (thermal evaporator) ordered and fabricated (partially or fully) under the Purchase Order. Once the Note has been paid in full prior to the expiration of the thirteen (13) month period, STW Resources, Inc. and STW shall have no further financial obligations to GE. If, for any reason, STW defaults under the Note and GE chooses to enforce the Original Debt, this Agreement shall not affect any defenses which would be available to STW as a "buyer" under the UCC with respect to goods which are subsequently sold to a third party. Provided, however, that STW may not assert any such defenses to its obligation of to pay the $ 1,400,000 and accrued interest and costs under the Note. By GE entering into this Agreement, and the related Note, GE is not prejudiced from its right to claim the Original Debt from STW or any other right or remedy that may be available to GE under the UCC or otherwise at law. In the event of any default hereunder, GE shall be entitled to recover under both this Agreement and/or the Note up to a total equal to the Original Debt plus accrued interest at the interest rate specified in the original Purchase Order.

SIXTH AMENDMENT: Amended and substituted Paragraph l.C is added.

1 .C.    GE will retain all monies paid to date by STW under the Purchase Order and the Note, as well as the equipment (thermal evaporator) ordered and fabricated (partially or fully) under the Purchase Order. Once the Note has been paid in full prior to September 30, 2013, STW Resources, Inc. and STW shall have no further financial obligations to GE. If, for any reason, STW defaults under the Note and GE chooses to enforce the Original Debt, this Agreement shall not affect any defenses which would be available to STW as a "buyer" under the UCC with respect to goods which are subsequently sold to a third party. Provided, however, that STW may not assert any such defenses to its obligation of to pay the $2,100,000.00 and accrued interest and costs under the Note. By GE entering into this Agreement, and the related Note, GE is not prejudiced from its right to claim the Original Debt from STW or any other right or remedy that may be available to GE under the UCC or otherwise at law. In the event of any default hereunder, GE shall he entitled to recover under both this Agreement and/or the Note up to a total equal to the Original Debt plus accrued interest at the interest rate specified in the original Purchase Order.

SEVENTH AMENDMENT: Paragraph 6.1, Notices, is amended to delete the prior STW "copy" Notice Address:

With a Copy to:	D. Grant Seabolt, Jr., Esq.
Underwood Perkins, PC
5420 Lyndon B. Johnson Fwy., Suite 1900
Dallas, TX 75240
(972) 788-3310 Phone
(972) 788-3360 Fax
E-Mail: gseabolt@uplawtx.com

EIGTH AMENDMENT: Paragraph 6.1, Notices, is amended to substitute the STW "copy" Notice Address:

With a Copy to:	D. Grant Seabolt, Jr., Esq.
Seabolt Law Group
2101 Cedar Springs Rd., Suite 1050
Dallas, TX 75201
(214) 871-5079 Phone
(214) 347-0578 Fax
E-Mail: grant@seaboltlaw.com

END OF AMENDMENTS

IN WITNESS WHEREOF, the Parties have executed this Amendment Agreement on the respective dates set forth below.

STW RESOURCES Holdings Corp.

By:	/s/ Stanley T. Weiner
Stanley T. Weiner, Its Chairman & CEO

GE Ionics, Inc.

By:	/s/ William Heins
William Heins, its VP, ZVD Systems, General Manager

EXHIBIT "A”

THIS NOTE HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THE SECURITIES ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, PURSUANT TO REGULATION D OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE. FURTHER HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE ACT.

STW Resources Holding Corp.

AMENDED AND RESTATED CORPORATE PROMISSORY NOTE

Amount: $2,100,000.00	Midland, Texas

Effective October 01, 2011

This Amended and Restated Promissory Note (the "Note") amends, restates, and replaces the August 31, 2010 Promissory Note (the "Original Note") executed by STW Resources Holding Corp., a Nevada corporation ("Borrower") in favor of GE Ionics, Inc. (the "Lender"), in the original principal sum of one million and four hundred thousand dollars ($1,400,000), in lawful money of the United States of America.

As of October 01, 2011, the original principal sum had been paid down to one million, three hundred and two thousand and five hundred dollars ($1,302,500.00). Borrower requested a two-year extension on the Original Note. On September 29, 2011, Borrower and Lender agreed to a one-month extension of the due date of the Original Note to October 30, 2011. As a result of a mutual agreement between Borrower and Lender, the principal sum to be repaid was increased to two million, one hundred thousand dollars ($2,100,000.00) (the "Principal Amount"), with said increased Principal Amount taking account for Lender's costs of capital and holding charges for the originally financed thermal evaporator equipment, plus interest accrued on the Original Note through 09/30/2011. This Note is a material part of the August 31, 2010 Settlement Agreement between Borrower and Lender, as amended on October 28, 2011, such that Borrower is not fully released from its original $11.4 million thermal evaporator purchase order obligation to Lender, which shall remain in place until and when the Note is timely paid in full with accrued interest.

FOR VALUE RECEIVED, the adequacy of which is hereby acknowledged, Borrower hereby promises to pay to the order of Lender the currently due Principal Amount, plus accrued interest from October 01, 2011, as provided herein, in lawful money of the United States of America, on or before September 01, 2013 (the "Maturity Date").

Lender is entitled to the benefits of this Note ("the Note") and, subject to the terms and conditions set forth herein and therein, may enforce the agreements contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto.

1.	Seniority. The Note shall be senior to all other obligations of the Borrower, whether secured or unsecured.

2.
Interest. The interest on the Principal Amount, commencing on the date of the Original Note, August 31, 2010 shall accrue and be calculated on the basis of a 3 65-day year for the actual days elapsed, and shall be at a rate of the WSJ Prime Rate (as published daily in the Wall Street Journal) plus two percent (2%) per annum paid upon the reducing balance of the Principal Amount, upon maturity of the Note. As of the date of this Note, the WSJ Prime Interest Rate is 3.25%. Interest due also includes the accrued and unpaid interest on the Original Note as of the date of this Note.

3.
Repayment Schedule prior to maturity of Note. After execution of this Agreement and the Note, upon the consummation and closing of a debt or equity financing, Borrower will pay Lender thirty percent (30%) of any and all Tranches ("Tranches" being defined as the cash receipts of the proceeds of any equity investments in or loans to Borrower or any affiliated entity by third parties, but excluding any conversions of pre-existing debt to equity by any of Borrower's current convertible note holders or creditors) until the Note is paid in full, with accrued interest on the Note. The obligation of Borrower to Pay Lender the 30% of all Tranches received by Borrower and its affiliates is subject to the following agreed upon exceptions:

a.
Proceeds received from commercial paper short-term "bridge loans" of $200,000.00 or less, up to a cumulative maximum of $500,000.00 in through 12/31/2012, so as to allow Borrower and its affiliates to initiate pilots for new projects, and make initial deposits for equipment purchase financing.

b.
Proceeds from commercial equipment financing for Borrower and its affiliates, whereby the lender is taking a secured note (UCC-9) filing in the purchased equipment, and there is no additional cash received from which a 30% payment could otherwise be paid.

c.
Proceeds of project, lease and equity funding to any partially or wholly-owned subsidiary of Borrower, so long as the funding proceeds are not going upstream to Borrower; and, to the extent any funding proceeds go upstream, those upstream proceeds payments would be subject to paying 50% of them to Lender on the Note. For monies, equipment, etc. contributed as paid-in capital by the non-Borrower partial owner of a subsidiary, Borrower would not be required to pay 30% of that value to Lender. For monies coming into a subsidiary from a third party, Borrower would be required to pay to Lender 30% of Borrower's equity share in the subsidiary (e.g., if Borrower owns 51%, it would be required to pay Lender 15.3% of the third party funds).

d.
A one-time, general exception for $1,500,000.00 of new equity financing into Borrower (share purchases, convertible notes, preferred shares, etc.), provided that Borrower's use of the $1,500,000.00 is limited to equipment purchases, ongoing operational expenses, and current salaries, for which Borrower will provide Lender a projected "use of funds" schedule.

e.
Borrower will not pay any dividends to its common stock holders (Borrower has only on class of voting common stock, and no preferred stock holders) until such time that the Note obligation to Lender is paid in full, unless Lender consents in writing to a dividend payment prior to payoff of the Note.

f.
Borrower, on a quarterly basis, in conjunction with its Quarterly Financials, will provide Lender access to Borrower's and its subsidiaries; bank statements and other reasonable audit rights and will reply to all reasonable requests for compliance statements.

Borrower must inform Lender within three (3) business days whenever a Tranche is received, noting the date and amount received. Thereafter, payment of the thirty percent (30%) shall be made to Lender within the earlier to expire of (i) ten (10) business days from Borrower's receipt of Lender's invoice (by e-mail or facsimile transmission) or (ii) ninety days from Borrower's receipt of the relevant Tranche. Borrower's obligation to pay the Note and accrued interest to Lender is unconditional and not conditioned on the level of Tranches received by Borrower.

Beginning on January 01, 2012, Borrower shall begin making a regular series of installment payments of $10,000.00 per month, starting 01/01/2012; $15,000.00 per month, starting 06/01/2012; and $15,000.00 per month until the Note is paid off in full. With regard to any late installment payment by Borrower, Lender will allow Borrower a thirty (30) day cure period before Lender would declare Borrower in material default on the Note.

Borrower is entitled, without a prepayment penalty, to pay off the Note, with accrued interest, at any time prior to 09/30/2013.

4. Events of Default. The following events shall constitute an "Event of Default" under this Note: Failure by Borrower to pay principal, fees, or accrued interest when due.

5.
Remedies Upon an Event of Default. If an Event of Default shall occur for any reason whatsoever (and whether such occurrences shall be voluntary or involuntary, or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree, or order of any court, or any order, rule or regulation of any administrative or governmental body), or the discovery by Lender of the occurrence of any Event of Default, Lender shall have all of the rights and remedies under applicable law and, in addition, without limiting the foregoing, the right to (a) cure such defaults, with the result that all costs and expenses incurred or paid by Lender in effecting such cure shall bear interest at the highest rate permitted by law, and shall be payable upon demand; and (b) accelerate the maturity of the Note and demand the immediate payment thereof, without presentment, demand, protest or other notice of any kind, all of which are expressly waived, and the Lender shall have all of the rights, powers., and remedies available under the terms of this Agreement and all applicable laws.

To the extent permitted by applicable law, Borrower hereby waives, and releases Lender from, all errors and all rights of exemption, appeal, stay of execution, inquisition, and other rights to which Borrower may otherwise be entitled under the laws or the United States of America or of any state or possession of the United States of America now in force and which may hereafter be enacted.

6.
Expenses. Borrower agrees to pay any and all expenses (including attorneys' fees and expenses) incurred by the Lender which are incurred in endeavoring to collect any amounts payable hereunder which are not paid when due (whether by acceleration or otherwise) or in otherwise enforcing any rights under this Note.

7.
Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid, sent via overnight delivery service or sent via facsimile, and shall be effective (1) when personally delivered, (2) on the day following delivery to an overnight courier service if sent for delivery within the United States (or on the second business day following delivery to such courier service if sent for delivery outside the United States), (3) on the business day following receipt of transmission if sent via facsimile, or (4) on the fifth business day after the date of mailing if sent by registered or certified mail, in each case to the following addresses:

(a) If to the Borrower:

Stanley T. Weiner, CEO
STW Resources, Inc.
619 West Texas Ave, Suite 126
Midland, TX 79701
E-Mail: stw@stwresources.com

With a Copy to:

D. Grant Seabolt, Jr., Esq.
Seabolt Law Group
2101 Cedar Springs Rd. Suite 1050
Dallas, TX 75201
Phone: (214) 871-5079
Fax: (214)-347-0578
E-Mail: grant@seaboltlaw.com

(b) If to the Lender

GE Water & Process Technologies 3006 Northup Way, Suite 200 Bellevue, WA 98004 Attention: William F. Heins

8.
Assignment. This Note shall be binding on the Borrower and its successors and permitted assigns, and shall be binding upon and inure to the benefit of the Lender, any future holder of this Note and their respective successors and permitted assigns. The Borrower may not assign or transfer this Note or any of its rights or obligations hereunder (other than by operation of law) without the Lender's prior written consent. The Lender may assign this Note to the maximum extent permitted by applicable law.

9.
Waivers; Amendments. No delay or omission of Lender in exercising any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein; and no single or partial exercise of any such right or power shall preclude other or further exercise thereof, or the exercise of any other right; and no waiver shall be valid unless in writing signed by Lender, and then only to the extent specifically set forth in such writing. All remedies hereunder or by law afforded shall be cumulative and shall be available to Lender until the principal amount of and all interest on this Note have been paid in full. No amendment of any provision of this Note shall be effective unless the same shall be in writing and signed by the Borrower and the Lender.

10.
Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflicts of laws principles thereof, and any actions, claims or proceedings shall be subject to the exclusive venue and jurisdiction of the State and Federal Courts in the Borough of Manhattan in the City of New York.

11.
Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.

BORROWER:

STW Holding Corp.

By:	/s/ Stanley T. Weiner
Name:	Stanley T. Weiner
Title:	CEO and President

IN WITNESS WHEREOF, Lender has executed this Note as of the date first above written.

LENDER:

G.E. Ionics, Inc.

By:	/s/ William F. Heins
Name:	William F. Heins
Title: